Exhibit 99.1

For Immediate Release

VIGGLE CONTINUES EXPLOSIVE GROWTH,
HITS THREE MILLION REGISTERED USERS
Mobile platform now boasts 250 million TV show check-ins, surpasses 800,000 monthly active users

New York – June 17, 2013 – Viggle (Symbol: VGGL), a free cutting-edge mobile app that operates an intelligent “second screen” for television loyalty, has reached a new milestone with Vigglers having checked into TV shows more than 250 million times. The announcement comes on the heels of the company reaching three million registered users since its launch, adding more than 400,000 registered users in May.

Viggle continues to see a steady rise in its monthly active users. From March to April, numbers grew from 601,457 to 667,907, an increase of more than 11 percent. During May, monthly active users surged by 26 percent, to 838,189. Overall, 29% of registered Vigglers were active in May. Monthly active users are users that have logged into the Viggle app at any time during the month.

Additionally, the number of verified check-ins per month continues to climb while average time spent in the app remains significant. During the month of May, Viggle had a total of 24,932,949 check-ins, the largest number during a single month in the company’s history. By June 10, users’ average time spent in the app since launch was an astounding 68 minutes and 40 seconds per session.

“Our efforts to enhance users’ television viewing experience through Viggle’s unique audio verified check-in and reward system is resonating with the marketplace and engaging current and new Vigglers,” said Greg Consiglio, Viggle President and COO. “The company’s rise in registered users, now three million strong with 250 million check-ins since launch, demonstrates our users’ desire to accumulate points and earn tangible rewards.”

Viggle continues to introduce more TV experience rewards in addition to the ones currently available in the app’s catalog to users who redeem with Viggle’s increasingly popular points. Recently, the company presented one loyal user with a trip to “The Voice” finale. From the app’s launch through June 10, Vigglers have redeemed 1,824,043 rewards with a retail value to consumers of $13 million.

Rewards are earned by checking in to TV shows using the free Viggle app, available in the App Store or from Google Play. The Viggle app listens to what is on TV and users get Viggle points for every minute watched. Members can accumulate even more points for engaging in real-time experiences and participating in brand advertising while watching their favorite shows and sporting events.

About ViggleSM
Launched in January 2012, Viggle is a free second-screen media platform that rewards its members for watching their favorite TV shows. Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MyGuy. Viggle members get rewarded for their TV time from places like Best Buy, Papa John’s, Fandango, Hulu Plus and Groupon, among others. Viggle also allows like-minded fans of their favorite shows to connect through Viggle Chatter features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 170 of the most popular broadcast and cable channels. For more information, visit www.viggle.com or follow us on Twitter @ViggleLABS.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of June 17, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

###

Contact:

Viggle
Matt Caldecutt / Ed Tagliaferri
DKC Public Relations, Marketing & Government Affairs
212/685-4300
matthew_caldecutt@dkcnews.com / edmund_tagliaferri@dkcnews.com

Viggle Investor Relations
John C. Small
CFO Viggle INC
646/738-3220
john@viggle.com